Contact: Scott F. Stephens

847-827-9666, ext. 2269

Lawson Products, Inc. Announces 2006 Fourth Quarter and Annual Results

DES PLAINES, IL, March 2, 2007 – Lawson Products, Inc. (NASDAQ: LAWS, the “Company”), an international distributor of services, systems and products to the MRO and OEM marketplaces, today announced financial results for its fourth quarter and year ended December 31, 2006.

For the full year 2006, net sales were $518.2 million, a 15.1 percent increase from $450.2 million in 2005. Operating income was $22.3 million in 2006 compared to $35.4 million in the prior year. Net income decreased 52.8 percent to $12.6 million for 2006 compared with $26.7 million for 2005. Diluted earnings per share were $1.42 in 2006, a 51.7 percent decrease from $2.94 in 2005.

Adjusted operating income for 2006 was $29.9 million, down 14.3 percent from $34.9 million in 2005. Adjusted operating income is a non-GAAP financial measure which is reconciled to reported operating income later in this release. The decline in adjusted operating income in 2006 compared to 2005 was primarily due to higher general and administrative expenses in 2006 associated with the Company’s on-going investments in marketing, technology and supply chain initiatives.

“The Company achieved record sales levels in 2006, a year that included progress on many initiatives that are important for the Company’s long-term growth,” said Robert J. Washlow, Chairman of the Board and CEO. “In 2006, we invested heavily in the future of Lawson, including the integration of Rutland Tool & Supply Co. (“Rutland”), acquired in December 2005, which resulted in the expansion of our product offering by about 80,000 stock keeping units. In addition, we broadened our efforts on several supply chain development initiatives, including the reconfiguration of our Suwannee, Georgia distribution center and the commencement of construction of a 140,000 square foot addition to our Reno, Nevada distribution center. Finally, the Company completed the purchase of almost 500,000 shares of outstanding stock in 2006,” Washlow continued.

Net sales for the fourth quarter 2006 increased 9.2 percent to $126.2 million from $115.6 million in the same quarter of 2005. Operating income was $3.2 million in the fourth quarter of 2006 compared to $6.2 million in the prior year period. Adjusted operating income was $4.9 million in fourth quarter of 2006 compared to $6.8 million in the comparable 2005 period. Fourth quarter 2006 results include a full quarter of the operations of Rutland, which was acquired in December 2005.

Rutland accounted for $13.1 million of net sales and $0.5 million of operating income in the fourth quarter 2006 and $4.1 million of net sales and $0.2 million of operating income in the fourth quarter of 2005. For the full year 2006, Rutland accounted for $54.8 million of net sales and $2.6 million of operating income.

Fourth quarter and full year 2006 net income results include higher effective income tax rates, reflecting the Company’s recording of additional tax expenses due to the removal of tax deductions taken in tax years 2005, 2004, and 2003 for costs incurred related to certain customer loyalty programs discontinued in January 2006. As a result of these adjustments, the Company’s fourth quarter and full year 2006 effective tax rates were 67.8 percent and 46.8 percent, respectively, compared to 48.4 percent and 41.3 percent in the comparable prior year periods.

About Lawson Products, Inc.

Lawson Products, Inc. is an international leader in selling and distributing services, systems and products to the industrial, commercial and institutional maintenance, repair and operations (MRO) market. The Company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the ongoing investigation by U.S. Attorney’s office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the Company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2005. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,

(Amounts in thousands, except per share data)	2006	2005	2006	2005

Net sales	$126,187	$115,605	$518,177	$450,185
Cost of goods sold	51,918	44,493	212,919	170,426

Gross profit	74,269	71,112	305,258	279,759

Selling, general and administrative expenses	71,041	64,870	282,200	244,393
Loss on sale of equipment	---	---	806	---

Operating income (a)	3,228	6,242	22,252	35,366

Investment and other income	1,097	588	2,301	1,196
Interest expense	(150)	---	(150)	(7)

Income from continuing operations before income taxes and cumulative effect of accounting change	4,175	6,830	24,403	36,555

Provision for income taxes	2,831	3,305	11,418	15,095

Income from continuing operations Before cumulative effect of accounting change	1,344	3,525	12,985	21,460

Income (loss) from discontinued operations, net of income taxes	---	6,059	(12)	5,278

Income before cumulative effect of accounting change	1,344	9,584	12,973	26,738

Cumulative effect of accounting change, net of income taxes	---	---	(361)	---

Net income	$1,344	$9,584	$12,612	$26,738

Basic income (loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$0.16	$0.39	$1.46	$2.36
Discontinued operations	---	0.67	---	0.58
Cumulative effect of accounting change	---	---	(0.04)	---
	$0.16	$1.07	$1.42	$2.94

Diluted income (loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$0.16	$0.39	$1.46	$2.36
Discontinued operations	---	0.67	---	0.58
Cumulative effect of accounting change	---	---	(0.04)	---
	$0.16	$1.06	$1.42	$2.94

Cash dividends declared per share of common stock	$0.20	$0.20	$0.80	$0.80

Weighted average shares outstanding:
Basic	8,635	8,987	8,878	9,082

Diluted	8,638	9,001	8,880	9,099

Reconciliation of GAAP to Adjusted Non-GAAP Operating Income:
(a) Operating income as reported	$3,228	$6,242	$22,252	$35,366
Expenses (income) for change in value of stock performance rights	523	568	2,482	(431)
Expenses for Federal investigation	672	---	3,225	---
Loss on sale of equipment	---	---	806	---
Severance costs	521	---	1,128	---

Adjusted non-GAAP operating income	$4,944	$6,810	$29,893	$34,935

The Company believes that the adjusted non-GAAP operating income comparison above helps investors compare current operating results to prior periods.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(Amounts in thousands)	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$4,179	$15,467
Accounts receivable, less allowance for doubtful accounts	60,614	60,102
Inventories	90,752	79,125
Other current assets	9,022	11,870
Discontinued current assets	630	1,462

Total Current Assets	165,197	168,026

Property, plant and equipment, less
allowances for depreciation and amortization	42,664	45,662
Deferred income taxes	20,341	18,212
Goodwill, less accumulated amortization	27,999	27,999
Other assets	22,679	19,322
Discontinued non-current assets	3	3

Total Assets	$278,883	$279,224

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,350	$9,380
Accrued expenses and other liabilities	47,440	41,495
Income taxes	772	---
Discontinued current liabilities	865	1,668

Total Current Liabilities	63,427	52,543

Accrued liability under security bonus plans	25,522	23,866
Other	19,617	17,390

	45,139	41,256

Total Stockholders' Equity	170,317	185,425

Total Liabilities and Stockholders' Equity	$278,883	$279,224